Exhibit 10.1

TERMINATION AND FEE AGREEMENT

This TERMINATION AND FEE AGREEMENT (the “Agreement”), dated as of February 9, 2022, is entered into by and between Atlantic Coastal Acquisition Corp., a Delaware corporation (“ACAH”), Alpha Merger Sub 1, Inc., a Delaware corporation (“Merger Sub”), and Essentium, Inc., a Delaware corporation (“Company” or “Essentium”) (each, a “Party” and collectively, the “Parties”).

Recitals

WHEREAS, on November 30, 2021, the Parties entered into a Business Combination Agreement (the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub would merge with and into the Company, with the Company surviving such merger as a wholly owned subsidiary of ACAH; and

WHEREAS, pursuant to Section 7.1(a) of the Business Combination Agreement, the Business Combination Agreement may be terminated by the mutual written consent of ACAH and the Company; and

WHEREAS, the Parties desire to execute this Agreement in order to mutually terminate the Business Combination Agreement, effective as of the date hereof (the “Termination Date”), pursuant to Section 7.1(a) of the Business Combination Agreement.

Statement Of Agreement

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the Parties hereto hereby agree as follows:

article I
DEFINITIONS

Section 1.1.   Definitions. Unless otherwise specifically defined herein, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Business Combination Agreement.

article II
TERMINATION OF THE BUSINESS COMBINATION AGREEMENT

Section 2.1.   Termination; Effect of Termination on the Business Combination Agreement. The Business Combination Agreement is hereby terminated, effective as of the Termination Date (the “Business Combination Agreement Termination”), in accordance with Section 7.2 of the Business Combination Agreement and the Parties’ rights and obligations under the Business Combination Agreement are those set forth in Section 7.2 of the Business Combination Agreement. The Parties hereto acknowledge that, by virtue of the Business Combination Agreement Termination, the PIPE Subscription Agreements and all other Ancillary Documents (other than the Confidentiality Agreement) shall also terminate in accordance with their terms on the Termination Date.

article III
FEES

Section 3.1.   Payments.

(a)   As a reimbursement of certain expenses incurred by ACAH in connection with the Business Combination Agreement, and in consideration of the representations, warranties, covenants and agreements contained herein, Essentium shall pay when due the amounts described in this Section 3.1 as set forth below, in each case by wire transfer of immediately available funds to the account set forth in Annex A (and/or shall issue and deliver, as the case may be):

(i)   within five (5) business days of the consummation of the first Financing Transaction completed after the date of this Agreement, an amount in cash equal to five percent (5%) of the aggregate gross proceeds to the Company of such Financing Transaction; provided that if one or more additional Financing Transactions are consummated on or prior to March 8, 2023, an additional amount of cash shall be paid within five (5) business days of the consummation of each such Financing Transaction equal to five percent (5%) of the aggregate gross proceeds to the Company of each such Financing Transaction; provided further that the total amount payable pursuant to this Section 3.1(a)(i) shall not exceed $7,500,000; and

(ii)   if the Company consummates a Sale of the Company (as defined herein) on or before March 8, 2023, the greater of (x) $2,000,000 and (y) an amount in cash equal to five percent (5%) of the net proceeds received by the Company upon the consummation of such Sale of the Company, in each case within five (5) business days of the consummation of such Sale of the Company; and

(iii)  if the Company has not consummated a Sale of the Company on or prior to March 8, 2023, the Company shall issue and deliver to ACAH a warrant, on mutually agreeable terms to be negotiated in good faith, to acquire a number of Company Shares in an amount equal to five percent (5%) of the Fully Diluted Shares Outstanding as of the date hereof, as adjusted to take into account any stock split, stock dividend or similar event effected with respect to the Company Shares on or after the date hereof and on or prior to the date of the warrant, with an exercise price reflective of an implied equity value for Essentium of five hundred million dollars ($500,000,000.00) as of the date of the warrant; and

(iv)  if the Company has not consummated a Sale of the Company on or prior to March 8, 2023, and ACAH determines to redeem its public shares and liquidate or dissolve on or after March 8, 2023 (and does not withdraw such determination) an amount equal to $2,000,000, to be paid no later than immediately prior to the consummation of ACAH’s liquidation.

(b)  For the purposes of this Agreement:

(i)   “Financing Transaction” means a transaction or series of related transactions in which Company Securities are issued and sold for capital raising purposes or indebtedness for borrowed money is incurred by the Company.

(ii)   “Sale of the Company” means, whether in one or a series of transactions, (x) any merger, consolidation or other business combination in which the Company is a constituent party or pursuant to which the business of the Company is combined with that of another person, (y) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any Subsidiary of the Company of a majority of the assets of the Company and its Subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more Subsidiaries of the Company if a majority of the assets of the Company and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned Subsidiary of the Company, or (z) the sale, transfer or other disposition by Company Equityholders, in a single transaction or series of related transactions, to one Person or group of related Persons (other than such transfers that would otherwise be permitted by the Transaction Support Agreements), Company Securities constituting at least a majority of the Fully Diluted Shares Outstanding or Company Securities that represent at least a majority of the voting power of all Company Securities, or any other transaction or series of related transactions of any kind or nature (other than transfers that would otherwise be permitted by the Transaction Support Agreements) that results in a single party (or group of affiliated parties), acquiring or holding Company Securities representing a majority of the outstanding voting power of the Company; provided that “Sale of the Company” solely includes a bona fide, arms’ length transaction (or series of transactions, as the case may be) with a third party and provided, further, that “Sale of the Company” does not include any Financing Transaction.

(c)   Essentium shall provide ACAH with at least five (5) Business Days’ prior written notice of the anticipated consummation of a Financing Transaction or Sale of the Company, and shall provide ACAH with all reasonably requested information related thereto.

(d)   If the Company engages in any transaction that would be deemed a Sale of the Company absent the application of the first proviso thereof, the Company shall (i) deliver the notice contemplated by Section 3.1(c) and (ii) include as an express provision of such transaction the counterparty’s agreement to assume the obligations of the Company contained herein.

Section 3.2.   Default Rate; Fees of Counsel.

(a)   If Essentium fails to pay any amounts payable under Section 3.1 or Section 3.2(b) due and owing pursuant to the terms of this Agreement, the parties entitled to such unpaid amounts shall be permitted to impose a default interest that shall accrue thereon and be paid by Essentium at the statutory legal rate set forth in 6 Del. C. §2301(a) from the date such amount was due and payable pursuant to the terms of this Agreement until all such unpaid amounts have been paid in full.

(b)   In any action or other proceeding to enforce this Agreement, or for breach of this Agreement, the losing party shall pay the prevailing Party the reasonable expenses (including attorneys’ fees, expert fees, and disbursements and costs) incurred by the prevailing Party in that action. The losing Party shall pay or cause to be paid the prevailing Party’s reasonable expenses within fourteen (14) calendar days of receipt of a written demand for payment of the prevailing Party’s expenses with supporting documentation of those expenses.

Section 3.3.   Payments. All payments due under this Agreement shall be paid in full, without deduction of taxes or other fees which may be imposed by any government or other entity. All payments hereunder shall be in U.S. dollars in immediately available funds.

article IV
REPRESENTATIONS AND WARRANTIES

Section 4.1.   Representations and Warranties. Each of the Parties hereto represents and warrants to the other Parties that:

(a)   It has duly executed and delivered this Agreement and is fully authorized to enter into and perform this Agreement and every term hereof and no further consents or approvals are required;

(b)   It has been represented by legal counsel in the negotiation and joint preparation of this Agreement, has received advice from legal counsel in connection with this Agreement and is fully aware of this Agreement’s provisions and legal effect;

(c)   It enters into this Agreement freely, without coercion, and based on its own judgment and not in reliance upon any representations or promises made by the other Party, apart from those set forth in this Agreement; and

(d)   It has the authority, and has obtained all necessary approvals, including but not limited to approval of the Parties’ respective Boards of Directors, as necessary, to enter into this Agreement and all the undertakings, covenants, representations, warranties and other obligations and provisions contained in this Agreement.

article V
RELEASE

Section 5.1.  Release of ACAHi.. ACAH, for itself, and on behalf of its affiliates, equity holders, partners, joint venturers, lenders, administrators, representatives, shareholders, parents, subsidiaries, officers, directors, attorneys, agents, employees, legatees, devisees, executors, trustees, beneficiaries, insurers, predecessors, successors, heirs and assigns, hereby absolutely, forever and fully release and discharge the Company and its affiliates and each of its respective present and former direct and indirect equity holders, directors, officers, employees, predecessors, partners, shareholders, joint venturers, administrators, representatives, affiliates, attorneys, agents, brokers, insurers, parent entities, subsidiary entities, successors, heirs, and assigns, and each of them, from all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys’ fees and costs), liens, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, with respect to, pertaining to, based on, arising out of, resulting from, or relating to the Business Combination Agreement, the Ancillary Documents or the transactions contemplated by the Business Combination Agreement, provided however, that if a person or entity that is not a party to the Business Combination Agreement or this Termination and Fee Agreement (other than any affiliate of ACAH) makes a claim of any sort against ACAH or both ACAH and Essentium, this Agreement does not (i) bar ACAH from seeking indemnity or contribution from Essentium or (ii) bar Essentium from opposing any claim by ACAH for indemnity or contribution.

Section 5.2.  Release of Essentium. The Company, for itself, and on behalf of its affiliates, equity holders, partners, joint venturers, lenders, administrators, representatives, shareholders, parents, subsidiaries, officers, directors, attorneys, agents, employees, legatees, devisees, executors, trustees, beneficiaries, insurers, predecessors, successors, heirs and assigns, hereby absolutely, forever and fully release and discharge ACAH, Merger Sub and their affiliates and each of their respective present and former direct and indirect equity holders, directors, officers, employees, predecessors, partners, shareholders, joint venturers, administrators, representatives, affiliates, attorneys, agents, brokers, insurers, parent entities, subsidiary entities, successors, heirs, and assigns, and each of them, from all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys’ fees and costs), liens, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, with respect to, pertaining to, based on, arising out of, resulting from, or relating to the Business Combination Agreement, the Ancillary Documents or the transactions contemplated by the Business Combination Agreement, provided however, that if a person or entity that is not a party to the Business Combination Agreement or this Termination and Fee Agreement (other than any affiliate of Essentium) makes a claim of any sort against Essentium or both ACAH and Essentium, this Agreement does not (i) bar Essentium from seeking indemnity or contribution from ACAH or (ii) bar ACAH from opposing any claim by Essentium for indemnity or contribution.

article VI
GENERAL PROVISIONS

Section 6.1.  Press Release; Required Disclosure. In the event that the Parties terminate the Business Combination Agreement, the Parties shall issue a press release with respect to such termination in a form that is mutually agreed upon by the Parties. Thereafter, none of ACAH, Merger Sub, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or such termination, or any matter related to the foregoing, without first obtaining the prior consent of the Company or ACAH, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to Securities Laws or the rules of any national securities exchange), in which case ACAH or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by ACAH or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, each Party and its Affiliates may make announcements and may provide information regarding this Agreement and such termination to their respective owners, their Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors without the consent of any other Party.

The Parties acknowledge and agree that, following the earlier of the Termination Date or the execution of this Agreement by ACAH (the “Applicable Date”), ACAH may issue a Current Report on Form 8-K reporting the execution of this Agreement in the form and timing mutually agreed to by ACAH and the Company; provided that in no event shall the Current Report on Form 8-K be issued later than four business days after the Applicable Date. The Parties shall mutually agree as to the timing (subject to the foregoing proviso) and contents of any press release or public announcement, or any additional communications required by Law or applicable stock exchange regulation in respect of this Agreement, the Business Combination Agreement or the transactions contemplated hereby and thereby in accordance with Section 5.4 of the Business Combination Agreement.

Section 6.2.  Counterparts; Electronic Signatures. may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, scanned pages or other electronic imaging (including “pdf,” “tif,” “jpg,” DocuSign, AdobeSign or other similar electronic transmission) shall be effective as delivery of a manually executed counterparty to this Agreement or any such Ancillary Document.

Section 6.3.  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)           If to ACAH or Merger Sub, to:

Atlantic Coastal Acquisition Corp.
6 St. Johns Lane
New York, NY 10013
Attn: Shahraab Ahmad
Email: shahraab@atlanticcoastalacquisition.com

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP
31 West 52nd Street
New York, NY 10019
Attn: Stephen B. Amdur
Bianca K. Bowen

Email:	stephen.amdur@pillsburylaw.com
bianca.bowen@pillsburylaw.com

(b)          If to Essentium, to:

Essentium Inc.
19025 N Heatherwilde Blvd, Suite 100
Pflugerville, TX 78660
Attn: Blake Teipel, Ph.D., Chief Executive Officer
Email: blake.teipel@essentium.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
301 Congress Avenue, Suite 900
Austin, TX 78701

Attn:	Jenifer Smith
Nick S. Dhesi
Email:	jen.smith@lw.com
nick.dhesi@lw.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 6.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 6.5.  WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.5.

Section 6.6.  Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 5.6 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 5.3 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 6.7.  Integration; Assignment; Binding Effect. This Agreement (together with the surviving portions of the Business Combination Agreement, as set forth in Section 7.2 of the Business Combination Agreement) constitutes the entire agreement among the Parties with respect to their rights and obligations upon and after the termination of the Business Combination Agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to this subject matter. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of ACAH and the Company. Any attempted assignment of this Agreement not in accordance with the terms of this Section 5.7 shall be void.

Section 6.8.  Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 6.9.   Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 6.10.  Construction; Interpretation. The term “this Agreement” means this Termination and Fee Agreement together with the Annexes hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Annexes, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections or Annexes are to Articles, Sections or Annexes of this Agreement; and (k)  all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the date first above written.

ATLANTIC COASTAL ACQUISITION CORP.

By: /s/ Shahraab Ahmad
Shahraab Ahmad
Chief Executive Officer

ALPHA MERGER SUB 1, INC.

By: /s/ Shahraab Ahmad
Shahraab Ahmad
President

ESSENTIUM, INC.

By: /s/ Blake Teipel
Blake Teipel
Chief Executive Officer

[Signature Page to Termination and Fee Agreement]

ANNEX A

ACAH Account Wire Instructions